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                                                                    Exhibit 2.03



                                                                  Execution Copy

                          MANAGEMENT SERVICES AGREEMENT

         This Management Services Agreement (this "AGREEMENT") is entered into as of April 9, 2004 by and between Kinetics Group, Inc., a Delaware corporation (the "COMPANY"), and Kinetic Systems, Inc., a California corporation ("KSI"). The Company and KSI are sometimes referred to herein individually as a "PARTY" and collectively as the "PARTIES."

                                    RECITALS

         WHEREAS, in accordance with and pursuant to that certain Separation Agreement (as defined below) the Company intends to effect the separation of the businesses of the Company and KSI;

         WHEREAS, the parties have heretofore shared certain administrative, financial, management, supply chain and other services;

         WHEREAS, on the terms and subject to the conditions set forth herein, the Company and KSI desire to retain one another as independent contractors to provide, directly or indirectly, certain of those services after the Closing Date (as defined below); and

         WHEREAS, on the terms and subject to the conditions set forth herein, the parties, as applicable, desire to provide such services.

                                    AGREEMENT

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Section 1.01. Definitions. As used in this Agreement, the following terms will have the following meanings, applicable both to the singular and the plural forms of the terms described:

         "ACTIONS" has the meaning ascribed thereto in Section 4.02.

         "ADDITIONAL SERVICES" has the meaning ascribed thereto in Section 2.02.

         "AGREEMENT" has the meaning ascribed thereto in the preamble hereto, as such agreement may be amended and supplemented from time to time in accordance with its terms, and includes the Services Schedule.

         "CLOSING DATE" means the date on which the Distribution shall be consummated.

         "COMPANY" has the meaning ascribed thereto in the preamble hereto.

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         "COMPANY ENTITIES" mean the Company and its Subsidiaries and "COMPANY
ENTITY" shall mean any of the Company Entities.

         "DISTRIBUTION" has the meaning ascribed thereto in the Separation Agreement.

         "EVENT OF FORCE MAJEURE" has the meaning ascribed thereto in Section 2.06.

         "EXPIRATION DATE" has the meaning ascribed thereto in Section 5.01.

         "IMPRACTICABILITY" has the meaning ascribed thereto in Section 2.06.

         "INITIAL TERM" has the meaning ascribed thereto in Section 5.01.

         "KSI" has the meaning ascribed thereto in the preamble hereto.

         "KSI ENTITIES" means KSI and its Subsidiaries and "KSI ENTITY" shall mean any of the KSI Entities.

         "OUTSOURCED SERVICE" has the meaning ascribed thereto in Section 2.04.

         "PERSON" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, government (and any department or agency thereof) or other entity.

         "PROVIDER INDEMNIFIED PERSON" has the meaning ascribed thereto in
Section 4.01.

         "RECIPIENT INDEMNIFIED PERSON" has the meaning ascribed thereto in
Section 4.03.

         "SEPARATION AGREEMENT" means the Separation Agreement dated the date hereof between the parties pursuant to which, among other things, the business and operations of the parties will be separated.

         "SERVICE CHARGES" has the meaning ascribed thereto in Section 3.01(c).

         "SERVICE PROVIDER" has the meaning ascribed thereto in Section 2.01.

         "SERVICE RECIPIENT" has the meaning ascribed thereto in Section 2.01.

         "SERVICES SCHEDULE" has the meaning ascribed thereto in Section 2.01.

         "SERVICES" has the meaning ascribed thereto in Section 2.01.

         "SUBSIDIARY" means, as to any Person, any corporation, limited liability company, association, partnership, joint venture or other business entity of which more than 50% of the voting capital stock or other voting ownership interests is owned or controlled directly or indirectly by such Person or by one or more of the Subsidiaries of such Person or by a combination thereof. The term "Subsidiary" shall, as to the Company, also include Kinetics Japan K.K.

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                                   ARTICLE II
                          PURCHASE AND SALE OF SERVICES

         Section 2.01. Purchase and Sale of Services. On the terms and subject to the conditions of this Agreement and in consideration of the Service Charges described in Article III below, the Company and KSI, as applicable, agree to provide to the other party the services described in the attached Services Schedule (the "SERVICES SCHEDULE") attached to this Agreement as EXHIBIT A. Each Service shall be covered by this Agreement upon inclusion in or amendment to the Services Schedule attached hereto. Collectively, the services described on the Services Schedule as a whole (including Additional Services) shall be referred to herein as "SERVICES." The party providing a particular Service shall be referred to herein as the "SERVICE PROVIDER," and the party receiving a particular Service shall be referred to herein as the "SERVICE RECIPIENT."

         For each Service, the Services Schedule shall set forth, among other things, the names of the Service Provider and Service Recipient; a description of the Service to be provided; the time period during which the Service will be provided if different from the term of this Agreement determined pursuant to
Article 5 hereof; the method for allocating to the Service Recipient costs associated with the Service, if any; and any other terms applicable thereto. Obligations regarding the Services Schedule shall be effective upon execution of this Agreement, or, if the Services Schedule is amended after the execution of this Agreement, the obligations created by such amendment to the Services Schedule shall be effective upon execution of such written amendment to the Services Schedule.

         At its option, the Service Provider may cause any Service it is required to provide hereunder to be provided by any of its Subsidiaries. Unless otherwise specifically agreed by the Service Provider and the Service Recipient, the Services to be provided hereunder shall be substantially similar in scope, quality and nature to those provided by the Company prior to the Closing Date, shall be performed by the same or similarly qualified personnel, and shall be provided only at the locations such Services are being provided by the Company prior to the Closing Date; provided, however, that the selection of personnel to perform the Services shall be at the sole discretion of the Service Provider; and provided, further, that, except as expressly provided in this Agreement, the Service Provider shall not be required to increase the volume, scope or quality of the Services provided beyond that which has been provided by the Company prior to the Closing Date. The Service Recipient shall use reasonable efforts, in connection with receiving Services, to follow the policies, procedures and practices in effect before the Closing Date including providing information and documentation sufficient for the Service Provider to perform the Services as they were performed before the Closing Date and making available, as reasonably requested by the Service Provider, adequate personnel and timely decisions, approvals and acceptances in order that the Service Provider may accomplish its obligations hereunder in a timely manner.

         Section 2.02. Additional Services. From time to time after the Closing Date, the parties may identify Services in addition to those described on the Services Schedule attached hereto, that a party will provide to another party in accordance with the terms of this Agreement (the "ADDITIONAL SERVICES"). Accordingly, the parties shall execute a written amendment to the Services Schedule for such Additional Services pursuant to this Article II. Each amendment to

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the Services Schedule for an Additional Service shall be signed by a duly authorized representative of the Service Provider and Service Recipient.

         Section 2.03. Obligations as to Additional Services. Except as set forth in the next sentence, a party shall be obligated to perform, at a charge determined using the principles consistent with those used for determining fees for other Services, any Additional Service that: (a) was provided by such party immediately prior to the Closing Date and that another party reasonably believes was inadvertently or unintentionally omitted from the list of Services described in the Services Schedule attached hereto, or (b) is in the reasonable opinion of the parties necessary or desirable to effectuate an orderly transition of the parties' businesses under the Separation Agreement unless such performance would significantly disrupt a party's operations or materially increase the scope of its responsibility under this Agreement. If a party reasonably believes the performance of an Additional Service required under subparagraphs (a) or (b) would significantly disrupt its operations or materially increase the scope of its responsibility under this Agreement, such party shall negotiate in good faith with the party seeking such Additional Service to establish terms under which such Additional Service may be provided, but such party shall not be obligated to provide such Additional Service if, following good faith negotiation, the affected parties are unable to reach agreement on such terms.

         Section 2.04. Services Performed by Third Parties. At its option, the Service Provider may cause any Service it is required to provide hereunder to be provided by any third-party that is providing, or may from time to time provide, the same or similar services for Service Provider (an "OUTSOURCED SERVICE"). The Service Provider shall remain responsible, in accordance with the terms of this Agreement, for performance of any Service it causes to be so provided; provided, however, that Service Providers and Service Recipients may, by mutual agreement, seek to effectuate the partial assignment to Service Recipients of any third-party contracts with Service Providers for Outsourced Services; and provided further, that Service Recipients of Outsourced Services may seek to enter into new contracts for, or otherwise obtain from alternate sources, the Outsourced Services.

         Section 2.05. Additional Resources. Except as provided in the Services Schedule for a specific Service, in providing the Services, the Service Provider shall not be obligated to: (i) hire any additional employees; (ii) maintain the employment of any specific employee; (iii) purchase, lease or license any additional equipment or software; or (iv) pay any costs related to the transfer or conversion of the Service Recipient's data to the Service Recipient or any alternate supplier of Services. Prior to executing the Services Schedule or any amendment thereto, the parties shall in good faith attempt to determine whether any of actions described in immediately preceding clauses (i), (ii), (iii) or
(iv) would be required for the Service Provider to perform the contemplated Services.

         Section 2.06 Impracticability and Force Majeure. A Service Provider shall not be required to provide any Service to the extent the performance of such Services becomes impracticable as a result of a cause or causes outside the reasonable control of the Service Provider or to the extent the provision of such Service would require the Service Provider to violate any applicable laws, rules or regulations or would result in the breach of any applicable contract or contracts (collectively, "IMPRACTICABILITY"), subject to Section 2.09 below. A Service Provider shall have no obligation to perform or cause a Service to be performed if its failure to

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do so is caused by or results from any act of God, governmental action, natural disaster, strike, failure of essential equipment or any other cause or circumstance beyond the control of the Service Provider or, if applicable, any third-party provider of services to the Service Provider (an "EVENT OF FORCE MAJEURE"). The Service Provider will notify the Service Recipient of any Event of Force Majeure affecting its Services. The Service Provider agrees that following any Event of Force Majeure, the Service Recipient shall have no obligation to pay for the Services affected thereby and the Service Provider will use its reasonable best efforts to restore such Services.

         Section 2.07. Responsibility for Errors; Delays. A Service Provider's sole responsibility to a Service Recipient:

                  (a) for errors or omissions in a Service (including an Outsourced Service), other than errors or omissions attributable to the Service Provider's willful misconduct, shall be to furnish correct information, payment and/or adjustment in the Service, at no additional cost or expense to the Service Recipient; provided, the Service Recipient must promptly advise the Service Provider of any such error or omission of which it becomes aware. Without in any way limiting the generality of the preceding sentence, a Service Provider shall have no liability for the negligence, gross negligence or willful misconduct of a third-party providing an Outsourced Service except as provided in the preceding sentence; provided that such Service Provider shall provide reasonable cooperation to the Service Recipient in the exercise of any remedies sought by the Service Recipient against such third-party.

                  (b) for failure to deliver any Service because of Impracticability, shall be to use reasonable efforts to make any portion of the Services which are not Impracticable available and/or to resume performing the Services which are or have become Impracticable as promptly as reasonably practicable.

         Section 2.08. Good Faith Cooperation; Consents. The parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include exchanging information, performing true-ups and adjustments, and obtaining all third-party consents, licenses, sublicenses or approvals necessary to permit each party to perform its obligations hereunder and under the Services Schedule (including by way of example, not by way of limitation, rights to use third party software needed for the performance of Services). The reasonable and documented costs of obtaining such third party consents, licenses, sublicenses or approvals shall be borne by the Service Recipient, as applicable. The parties will maintain in accordance with their respective standard document retention procedures, documentation supporting the information relevant to cost calculations contained in the Services Schedule and cooperate with each other in making such information available as needed in the event of a tax audit, whether in the United States or any other country.

         Section 2.09. Alternatives. If a Service Provider reasonably believes it is unable to provide any Service because of a failure to obtain necessary consents, licenses, sublicenses or approvals pursuant to Section 2.08 or because of Impracticability, the Service Provider and Service Recipient shall mutually and reasonably determine the best alternative approach. Until such alternative approach is found or the problem is otherwise resolved to the satisfaction of the affected parties, the Service Provider shall use reasonable efforts to continue providing the

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Service. To the extent a mutually agreed upon alternative approach requires payment above and beyond that which is included in the charge for the Service in question, the affected parties shall share equally in making any such payment unless they otherwise agree in writing.

                                   ARTICLE III
                                 SERVICE CHARGES

         Section 3.01. Service Charges.

                  (a) The charge for each Service provided hereunder directly by a Service Provider or its Subsidiary shall be equal to the amount indicated, or determined as set forth, in the Services Schedule for such Service, as adjusted from time to time in accordance with Section 3.01(c).

                  (b) The charge for each Outsourced Service provided hereunder shall be equal to the third-party costs and expenses incurred by the Service Provider or its Subsidiary on behalf of the Service Recipient, plus all direct costs, if any, incurred by the Service Provider or its Subsidiary in providing such Outsourced Service. If the Service Provider incurs third-party costs or expenses on behalf of the Service Recipient as well as any Subsidiary of such Service Provider, the Service Provider will allocate any such costs or expenses in good faith between the Service Recipient and the Subsidiaries on behalf of which such costs or expenses were incurred as the Service Provider shall determine in the exercise of its reasonable judgment. The Service Provider shall apply usual and accepted accounting conventions in making such allocations and the Service Provider or its agents shall keep and maintain such books and records as may be reasonably necessary to make such allocations. The Service Provider shall make copies of such books and records available to the Service Recipient upon request and with reasonable notice.

                  (c) The parties intend for the Service charges pursuant to paragraphs (a) and (b) above (collectively, the "SERVICE CHARGES") to allow the Service Provider and its Subsidiaries to recover the fully allocated direct costs of providing the Services hereunder plus all out-of-pocket, third-party costs, charges and expenses, but without any profit to the Service Provider and its Subsidiaries. The parties also intend for charges to be easy to administer and justify and, therefore, the parties acknowledge that it may be counterproductive to try to recover every cost, charge or expense, particularly those that are insignificant or de minimus. The parties shall use good faith efforts to discuss any situation in which any charge, or the methodology for determining any charge, set forth in the Services Schedule is insufficient to cover or exceeds, or is reasonably expected to be insufficient to cover or exceed, the actual costs incurred by the Service Provider and its Subsidiaries in providing any Service hereunder, and on the basis of such discussions the parties may from time to time, upon mutual agreement, adjust the charges or methodologies set forth in the Services Schedule as applicable.

         Section 3.02. Invoicing and Settlement of Costs.

                  (a) The Service Provider shall invoice the Service Recipient for all Service Charges for each calendar month within thirty (30) days following the end of such month, provided that any failure by the Service Provider to provide an invoice within such time

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period shall not relieve the Service Recipient of its obligation to pay an invoice received after such date. All invoices shall reflect in reasonable detail a description of the Service performed.

                  (b) The Service Recipient shall pay within thirty (30) days following its receipt of any invoice from the Service Provider pursuant to paragraph (a), by wire transfer of immediately available funds payable to the order of the Company and without set off (except as such parties may agree to set off mutual obligations), all amounts invoiced by the Service Provider during the preceding calendar month. If the Service Recipient fails to pay any monthly payment within 30 days following its receipt of any invoice from the Service Provider pursuant to paragraph (a), the Service Recipient shall pay, in addition to the amount indicated in such invoice, interest on such amount at the prime interest rate announced by Bank One Corporation plus 2% per annum compounded monthly for the period such amount remains unpaid.

                  (c) In the event of a bona fide dispute as to the propriety of the amount invoiced, the Service Recipient shall pay all undisputed amounts, but shall be entitled to withhold payment of any amount in dispute (and shall not be obligated to pay interest on the amount so withheld) and shall notify the Service Provider within ten (10) business days from receipt of any disputed invoice of the disputed amount and the reasons each such charge its disputed by the Service Recipient. The Service Provider shall provide to the Service Recipient, or shall cause its Subsidiaries to so provide, records relating to the disputed amount so as to enable the parties to resolve the dispute. The parties shall use reasonable efforts to resolve any such dispute promptly.

                  (d) Any invoice or payment not disputed in writing by either party within 90 days of such invoice or payment, as the case may be, shall be considered final and no longer subject to adjustment.

         Section 3.03. Error Corrections; True-Ups; Accounting. The parties shall reasonably agree in writing on a process and procedure for conducting internal audits and making adjustments to charges as a result of the movement of employees and functions between parties, the discovery of errors or omissions in charges, as well as a true-up of amounts owed. In no event shall such processes and procedures extend beyond one (1) year after completion of a Service.

         Section 3.04. Pricing Adjustments. In the event of a tax audit adjustment relating to the pricing of any or all Services provided pursuant to this Agreement in which it is determined by a taxing authority that any of the charges, individually or in combination, did not result in an arm's-length payment, as determined under internationally accepted arm's-length standards, then the parties, including any subcontractor providing Outsourced Services hereunder, may agree to make corresponding adjustments to the charges in question for such period to the extent necessary to achieve arm's-length pricing. Any adjustment made pursuant to this Section 3.04 at any time during the term of this Agreement or after termination of this Agreement shall be reflected in the parties' legal books and records, and the resulting underpayment or overpayment shall create, respectively, an obligation to be paid in the manner specified in Section 3.02, or shall create a credit against amounts owed under this Agreement.

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                                   ARTICLE IV
                    LIMITATION OF LIABILITY; INDEMNIFICATION

         Section 4.01. Limitation of Liability. Each party (as a Service Recipient) agrees that the other parties (as Service Providers) and their respective Subsidiaries and their respective directors, officers, agents, and employees (each, a "PROVIDER INDEMNIFIED PERSON") shall not have liability, whether direct or indirect, in contract or tort or otherwise, for or in connection with the Services rendered or to be rendered by any Provider Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Provider Indemnified Person's actions or inactions in connection with any such Services or transactions, except for damages which have resulted from such Provider Indemnified Person's willful misconduct in connection with any such Services, actions or inactions.

         Section 4.02. Indemnification by Service Recipients. Each party (as a Service Recipient) agrees to indemnify and hold harmless each other party (as a Service Provider) from and against any damages, and to reimburse each Provider Indemnified Person for all reasonable expenses as they are incurred in investigating, preparing, pursuing, or defending any claim, action, proceeding, or investigation, whether or not in connection with pending or threatened litigation and whether or not any Provider Indemnified Person is a party (collectively, "ACTIONS"), arising out of or in connection with Services rendered or to be rendered by any Provider Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Provider Indemnified Person's actions or inactions in connection with any such Services or transactions; provided that a party will not be responsible for any damages of any Provider Indemnified Person that have resulted from such Provider Indemnified Person's willful misconduct in connection with any of the actions, inactions, or Services referred to above.

         Section 4.03. Indemnification by Service Providers. Each party (as a Service Provider) agrees to indemnify and hold harmless each other party (as a Service Recipient) and its Subsidiaries and their respective directors, officers, agents, and employees (each, a "RECIPIENT INDEMNIFIED PERSON") from and against any damages, and will reimburse each Recipient Indemnified Person for all reasonable expenses as they are incurred in investigating, preparing, or defending any Action, arising out of the willful misconduct of any Provider Indemnified Person in connection with the Services rendered or to be rendered pursuant to this Agreement.

         Section 4.04. Further Indemnification. To the extent that any other Person has agreed to indemnify any Provider Indemnified Person or to hold a Provider Indemnified Person harmless and such Person provides service to the Service Provider or any affiliate of the Service Provider relating directly or indirectly to any employee plan or benefit arrangement for which Services are provided under this Agreement, the Service provider will exercise reasonable efforts (x) to make such agreement applicable to any Recipient Indemnified Person so that each Recipient Indemnified Person is held harmless or indemnified to the same extent as any Provider Indemnified Person or (y) otherwise make available to each Recipient Indemnified Person the benefits of such agreement.

         Section 4.05. DISCLAIMER OF WARRANTIES. EACH SERVICE PROVIDER DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND

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FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES. EACH SERVICE
PROVIDER MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE QUALITY, SUITABILITY OR ADEQUACY OF THE SERVICES FOR ANY PURPOSE OR USE.

         Section 4.06 LIMITATION OF LIABILITY. IN NO EVENT SHALL A PARTY OR ITS SUBSIDIARIES BE LIABLE TO ANOTHER PARTY OR ITS SUBSIDIARIES FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

                                    ARTICLE V
                              TERM AND TERMINATION

         Section 5.01. Term. Except as otherwise provided in this Article V or as otherwise agreed in writing by the parties, this Agreement shall have an initial term (the "INITIAL TERM") of one year from the Closing Date (the last day of the Initial Term being the "EXPIRATION DATE"). This Agreement may be extended beyond the Expiration Date by the parties in writing, either in whole or with respect to one or more of the Services; provided, however, that such extension shall only apply to the Services and the parties for which the Agreement was extended. The parties shall be deemed to have extended this Agreement with respect to a specific Service if the Services Schedule for such Service specifies a completion date beyond the Expiration Date. The parties may agree on an earlier expiration date respecting a specific Service by specifying such date on the Services Schedule for that Service.

         Section 5.02. Termination.

                  (a) Notwithstanding the Initial Term or any extension of this Agreement, a Service Recipient may at any time terminate this Agreement with respect to one or more of the Services, in whole or in part, upon giving at least 30 days prior written notice to the Service Provider.

                  (b) After the Initial Term of this Agreement, a Service Provider may from time to time terminate this Agreement with respect to one or more of the Services, in whole or in part, upon giving at least 60 days prior written notice to a Service Recipient.

                  (c) This Agreement will be subject to early termination by a Service Provider on 30 days prior written notice to a Service Recipient if there is a change in the person or persons with power to direct, or to cause the direction of, management or policies of such Service Recipient, or such Service Recipient is a party to a merger, consolidation or business combination in which it is not the surviving entity, or such Service Recipient sells or otherwise disposes of all or a substantial portion of its assets.

                  (d) A Service Provider may terminate any affected Service at any time if (i) a Service Recipient shall have failed to perform any of its material obligations under this Agreement relating to any such Service, the Service Provider has notified the Service Recipient

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in writing of such failure, and such failure shall have continued for a period of 30 days after receipt by the Service Recipient of notice of such failure or
(ii) a Service Recipient shall become a debtor in a bankruptcy or insolvency proceeding, shall make an assignment for the benefit of creditors, shall have a receiver or trustee appointed with respect to any of its assets, or shall become the subject of a voluntary or involuntary liquidation or dissolution.

                  (e) Each party agrees that prior to exercising its rights under this Section 5.02 it will consult for a reasonable period with the other affected party or parties in advance of such termination as to its implementation.

                  (f) In the event of termination of an Outsourced Service under subsections (a) or (d) above, the Service Recipient shall reimburse, and indemnify and hold harmless, the Service Provider for any claims, damages, losses or other amounts incurred by the Service Provider due to the failure to meet minimum purchase commitments as a result of the Service Recipient's termination of the Outsourced Service.

         5.03. Effect of Termination.

                  (a) Other than as required by law, upon termination of any Service pursuant to Section 5.01 or Section 5.02, and upon termination of this Agreement in accordance with its terms, a Service Provider will have no further obligation to provide the terminated Service (or any Service, in the case of termination of this Agreement) and the Service Recipient will have no obligation to pay any fees relating to such Service or make any other payments hereunder; provided that notwithstanding such termination, (i) the Service Recipient shall remain liable to the Service Provider for fees owed and payable in respect of Services provided prior to the effective date of the termination;
(ii) the Service Provider shall continue to charge the Service Recipient for administrative and program costs relating to benefits paid after but incurred prior to the termination of any Services and other services required to be provided after the termination of such Services and the Service Recipient shall be obligated to pay such expenses in accordance with the terms of this Agreement; and (iii) the provisions of Articles III, IV, V and VI shall survive any such termination. All program and administrative costs attributable to associates of a Service Recipient for Service Provider plans that relate to any period after the effective date of any such termination shall be for the account of the Service Recipient.

                  (b) Following termination of this Agreement with respect to any Service, the affected parties agree to cooperate in providing for an orderly transition of such Service to the Service Recipient or to a successor service provider. Without limiting the foregoing, the Service Provider agrees to
(i) provide, within 90 days of the termination, copies in a format designated by the Service Provider, of all records [relating directly or indirectly to benefit determinations of Service Recipient associates, including but not limited to compensation and service records, correspondence, plan interpretive policies, plan procedures, administration guidelines, minutes, or any data or records required to be maintained by law], and (ii) work with the Service Recipient in developing a transition schedule. Each of the parties shall use good faith efforts at the termination or expiration of this Agreement or any specific Service hereunder to ensure that all applicable user IDs and passwords issued to such party by another party are canceled or returned, as applicable.

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                                   ARTICLE VI
                                  MISCELLANEOUS

         Section 6.01. Performance under Ancillary Agreements. Notwithstanding anything to the contrary contained herein, a Service Recipient shall not be charged anything under this Agreement for any Services that are specifically required to be performed under the Separation Agreement or any other Ancillary Agreement (as defined in the Separation Agreement) and any such other Services shall be performed and charged for in accordance with the terms of the Separation Agreement or such other Ancillary Agreement.

         Section 6.02. Relationship Between the Parties. It is expressly acknowledged that the parties are "independent contractors," and nothing in this Agreement is intended and nothing shall be construed to allow one party to exercise control or direction over the manner or method by which the another party performs the Services that are the subject matter of this Agreement; provided, that the Services to be provided hereunder shall be furnished in a manner consistent with the standards governing such Services and the provisions of this Agreement. Each party understands and agrees that (i) a party will not withhold on behalf of another party any sums for income tax, unemployment insurance, social security or any other withholding pursuant to any law or requirement of any governmental body or make available any of the benefits afforded to its employees, (ii) all of such payments, withholdings and benefits, if any, are the sole responsibility of the party incurring the liability, and
(iii) each party will indemnify and hold the other harmless from any and all loss or liability arising with respect to such payments, withholdings and benefits, if any. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the parties hereto or constitute or be deemed to constitute any party the agent or employee of another party for any purpose whatsoever and a party shall not have authority or power to bind another party or to contract in the name of, or create a liability against, another party in any way or for any purpose.

         Section 6.03. Sole Beneficiary. Each party acknowledges that the Services shall be provided only with respect to its (and its Subsidiaries') business as currently operated or as mutually agreed by the parties hereto. A party shall not request performance of any Service for the benefit of any entity other than itself and its Subsidiaries. Each party represents and agrees that it will use the Services only in accordance with all applicable federal, state and local laws and regulations, and in accordance with the reasonable conditions, rules, regulations and specifications which may be set forth in any manuals, materials, documents and instructions furnished from time to time by a Service Provider to a Service Recipient. Each party reserves the right to take all actions, including termination of any particular Service, that it reasonably believes to be necessary to assure compliance with applicable laws and regulations. A Service Provider will notify a Service Recipient of the reasons for any such termination of Services.

         Section 6.04. Entire Agreement. This Agreement (including the Services Schedule constituting a part of this Agreement) and any other writing signed by the parties that specifically references this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         Section 6.05. Information. Subject to applicable law and privileges, each party hereto covenants and agrees to provide the other parties with all information regarding itself and transactions under this Agreement that the other party reasonably believes are required to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes, including, but not limited to, securities laws and regulations.

         Section 6.06. Confidential Information. Each party hereby covenants and agrees to hold in trust and maintain confidential all confidential information relating to the other parties, including all information disclosed by one party to the other(s) in connection with this Agreement, in accordance with the Confidential Disclosure Agreement entered into by the parties of even date herewith. A Service Provider shall require that any third-party performing an Outsourced Service agree in writing to be bound by confidentiality obligations at least as protective as the confidentiality terms applicable to the Service Provider.

         Section 6.07. Mediation. Article VII of the Separation Agreement shall be applicable with respect to any claims, controversies or disputes arising under or related to this Agreement; provided, however, that any dispute regarding the following is not required to be negotiated prior to seeking relief from a court of competent jurisdiction: breach of any obligation of confidentiality; infringement, misappropriation, or misuse of any intellectual property right; or any other claim where interim relief from the court is sought to prevent serious and irreparable injury to a party.

         Section 6.08. Notices. Any notice, demand, offer, request or other communication required or permitted to be given by a party pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one (1) Business Day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one (1) Business Day after being deposited with a nationally recognized overnight courier service or (v) four (4) days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the attention of:

         (a)      If to the Company, to:

                  Kinetics Group, Inc.
                  2805 Mission College Blvd.
                  Santa Clara, California 95054
                  Attn: General Counsel

         (b)      If to KSI, to:

                  Kinetic Systems, Inc.
                  2805 Mission College Blvd.
                  Santa Clara, California 95054
                  Attn:  General Counsel

Or to such other addresses or telecopy numbers as may be specified by like notice to the other parties.

         Section 6.09. Governing Law. This Agreement shall be construed in accordance with the laws of the State of California, excluding its conflict of law rules and the United Nations Convention on Contracts for the International Sale of Goods. The Superior Court of Santa Clara County, California and/or the United States District Court for the Northern District of California, San Jose Division, shall have jurisdiction and venue over all disputes between the parties that are permitted to be brought in a court of law pursuant to Section
6.07 hereof.

         Section 6.10. Severability. The parties hereto have negotiated and prepared the terms of this Agreement in good faith with the intent that each and every one of the terms, covenants and conditions herein be binding upon and inure to the benefit of the respective parties. Accordingly, if any one or more of the terms, provisions, promises, covenants or conditions of this Agreement or the application thereof to any person or circumstance shall be adjudged to any extent invalid, unenforceable, void or voidable for any reason whatsoever by a court of competent jurisdiction, such provision shall be as narrowly construed as possible, and each and all of the remaining terms, provisions, promises, covenants and conditions of this Agreement or their application to other persons or circumstances shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law. To the extent this Agreement is in violation of applicable law, then the parties agree to negotiate in good faith to amend the Agreement, to the extent possible consistent with its purposes, to conform to law.

         Section 6.11. Amendment. Except as expressly provided herein, this Agreement may only be amended by a written agreement executed by all parties hereto.

         Section 6.12 Binding Effect; Nonassignability. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be enforced separately by each Company Entity and KSI Entity. Except as herein specifically provided to the contrary, a party may not assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other parties hereto, and any such assignment shall be void; provided, however, a party (or its permitted successive assignees or transferees hereunder) may assign or transfer this Agreement as a whole without consent to an entity that succeeds to all or substantially all of its business or assets (but subject to any termination rights of any other party as set forth in Article V above).

         Section 6.13. Waiver of Breach. The waiver by a party hereto of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or another provision hereof.

         Section 6.14. Authority. Each party hereto represents to the others that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

         Section 6.15. Descriptive Headings. The headings contained in this Agreement or in any Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, or Schedule, such reference shall be to an Article or Section of, or a Schedule to, this Agreement unless otherwise indicated.

         Section 6.16. Gender and Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural.

         Section 6.17. Additional Assurances. Except as may be specifically provided herein to the contrary, the provisions of this Agreement shall be self-operative and shall not require further agreement by the parties; provided, however, at the request of a party, another party shall execute such additional instruments and take such additional acts as are reasonable, and as the requesting party may reasonably deem necessary, to effectuate this Agreement.

         Section 6.18. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.

     [Remainder of page intentionally left blank. Signature page to follow.]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives.

CELERITY GROUP, INC.

By:_______________________________________________
   Name:
   Title:

KINETIC SYSTEMS, INC.

By:_______________________________________________
   Name:
   Title:

                [SIGNATURE PAGE TO MANAGEMENT SERVICES AGREEMENT]

                                    EXHIBIT A

                                SERVICES SCHEDULE

For purposes of this Exhibit A, the following terms will have the following meanings:

"KGI" means Kinetics Group, Inc., a Delaware corporation

"KHC" means Celerity Group, Inc., a Delaware corporation, dba Kinetics Holdings Corporation

"KSI" means Kinetic Systems, Inc., a California corporation

I.       ACCOUNTING SERVICES:

         A.       OUTSOURCED SERVICES: None

         B.       IN-HOUSE SERVICES: None

II.      FINANCIAL SERVICES:

         A.       OUTSOURCED SERVICES: None

         B.       IN-HOUSE SERVICES: None

III.     PAYROLL SERVICES:

         A.       OUTSOURCED SERVICES: None

         B.       IN-HOUSE SERVICES:

               The Payroll Department employed by KSI at the KSI Union City Facility will provide general payroll processing and administrative services for KGI Chempure employees located at such facility through March 31, 2004. KGI will be charged a flat fee of $1,000.00 per month for payroll services provided.

IV.      TAX SERVICES:

         A.       OUTSOURCED SERVICES:

              The following contracts are in the name of either KGI or KSI and the services are used and paid for by both parties:

              1. SERVICE PROVIDER: KGI - outsourced to Thompson Professional & Regulatory, Inc., d.b.a. RIA

                  SERVICE RECIPIENT:  KSI

                  SERVICES: Tax Management Software solutions and support services

                  TERM: Contract Term 3/4/04 - 3/3/05

                  COST ALLOCATION: Fees associated with KSI's use of the outsourced services will be allocated to KSI based on estimated percentage use which is currently 70%.

              2. SERVICE PROVIDER: KGI - outsourced to Corrine van Klaveren (Independent Contractor)

                  SERVICE RECIPIENT:  KSI

                  SERVICES: Consultation and income tax services relative to various income tax issues and international tax planning

                  TERM: Contract Term 12/19/03 - 3/31/04

                  COST ALLOCATION: Fees associated with KSI's use of the outsourced services will be allocated to KSI based on estimated percentage use which is currently 70%.

              3. SERVICE PROVIDER: KGI - outsourced to Naomi Ishii (Independent Contractor)

                  SERVICE RECIPIENT: KSI

                  SERVICES: Consultation and income tax services relative to various income tax issues and international tax planning

                  TERM: Contract Term 1/15/04 - 3/31/04

                  COST ALLOCATION: Fees associated with KSI's use of the outsourced services will be allocated to KSI based on estimated percentage use which is currently 70%.

              4. SERVICE PROVIDER: KGI - outsourced to Nancy Miller (Independent Contractor)

                  SERVICE RECIPIENT: KSI

                  SERVICES: Preparation of sales tax decision trees for various states, assist in development of training materials for Enterprise Group Consultation and related services

                  TERM: Contract Term 12/17/01 - until terminated by either party with 15 days notice

                  COST ALLOCATION: Fees associated with KSI's use of the outsourced services will be allocated to KSI based on estimated percentage use which is currently 70%.

         B.       IN-HOUSE SERVICES:

               The entire Tax Department employed by KGI will provide comprehensive, world-wide management services for KSI taxes and tax related issues, including but not limited to compliance, planning, audit, and effective tax rate. The allocation methodology for tax services provided to KSI will be based on the overall percentage of time spent by KGI Tax Department employees on KSI related services. Currently tax services relative to KSI business constitutes about 70% of the Tax Department work load.

               Special projects that are extraordinary in nature will be billed to KSI either on a flat fee or hourly basis as appropriate in light of the nature of the project on a case by case basis.

V.       TREASURY SERVICES:

         A.       OUTSOURCED SERVICES:

              The following contracts are in the name of either KGI or KSI and the services are used and paid for by both parties:

              1.  SERVICE PROVIDER: KSI - outsourced to OANDA Corporation

                  SERVICE RECIPIENT:  KGI

                  SERVICES: OANDA Corporation provides access to daily foreign exchange rates

                  TERM: Contract Term - Contract automatically renews in March of each year for successive one year periods unless terminated by either party w/ 30 days notice prior to expiration of the then current renewal period.

                  COST ALLOCATION: Fees associated with KGI's use of the outsourced services will be allocated to KGI based on estimated percentage use which is currently 30%.

              2. SERVICE PROVIDER: KGI - outsourced to U.S. Bank National Association ND

                  SERVICE RECIPIENT: KSI

                  SERVICES: Corporate Credit Card Program

                  TERM: Contract Term - 12/13/01 - 12/12/06; Contract automatically continues thereafter until terminated by either party w/ 90 days notice.

                  COST ALLOCATION: Charges on KSI employees' credit cards are allocated to KSI. Annual fees are allocated to KSI based on estimated percentage use by KSI employees which is currently 70%.

              3. SERVICE PROVIDER: KGI - outsourced to Bank of the West (f.k.a. United California Bank)

                  SERVICE RECIPIENT: KSI

                  SERVICES: Bank of the West provides miscellaneous depository, bank account, payroll and other cash management services; Also provides lock box services outsourced to Bank One Corporation and controlled disbursement services outsourced to Mellon Bank.

                  TERM: Contract Term - Contract continues until terminated by either party

                  COST ALLOCATION: Fees associated with accounts that are directly attributable to KSI are allocated to KSI. General fees not attributable directly to either party's use are allocated to KSI based on overall estimated percentage KSI use which is currently 70%.

              4.  SERVICE PROVIDER: KGI - outsourced to Dun and Bradstreet, Inc.

                  SERVICE RECIPIENT: KSI

                  SERVICES: Credit rating services

                  TERM: Contract Term - Contract is renewed annually in July of each year.

                  COST ALLOCATION: Fees associated with KSI's use are allocated to KSI based on estimated percentage use which is currently 70%.

         B.       IN-HOUSE SERVICES:

              The entire Treasury Department employed by KGI will provide comprehensive, world-wide management services for KSI treasury related issues, including but not limited to cash management, debt management, forecasting and foreign exchange rates. The allocation methodology for treasury services provided to KSI will be based on the overall percentage of time spent by Treasury Department employees on KSI related services. Currently treasury services relative to KSI business constitutes about 70% of the Treasury Department work load.

              Special projects that are extraordinary in nature will be billed to KSI either on a flat fee or hourly basis as appropriate in light of the nature of the project on a case by case basis.

VI.      EXECUTIVE MANAGEMENT SERVICES:

         A.       OUTSOURCED SERVICES:  None

         B.       IN-HOUSE SERVICES:

         Judy Rodgers - KGI Treasurer - See Treasury "IN-HOUSE SERVICES" above.

VII.     ENTERPRISE / INFORMATION TECHNOLOGY SERVICES:

A.       OUTSOURCED SERVICE:

              The following contracts are in the name of either KGI or KSI and the services are used and paid for by both parties:

              1.  SERVICE PROVIDER: KSI - outsourced to Advanta Leasing Services

                  SERVICE RECIPIENT:  KGI

                  SERVICES: Lease of 3 digital copy machines located at KGI Milpitas Facility

                  TERM: Contract Term - 4/25/00 - 4/24/05

                  COST ALLOCATION: KGI exclusively uses the copiers. Advanta bills KSI and KSI pays and allocates 100% of the expense to KGI.

              2.  SERVICE PROVIDER: KSI - outsourced to Oracle Corporation

                  SERVICE RECIPIENT: KGI

                  SERVICES: Oracle has granted multiple software licenses for use by KSI and KGI for business applications and databases.

                  TERM: Contract Term - Based on various payment schedules which renew annually.

                  COST ALLOCATION: Fees associated with shared licenses are allocated between KGI and KSI based on actual percentage use by each company. Oracle bills KSI and KSI pays and allocates KGI's applicable use percentage to KGI.

              3.  SERVICE PROVIDER: KGI - outsourced to Hewlett Packard

                  SERVICE RECIPIENT: KSI

                  SERVICES: HP has several Oracle maintenance agreements in KGI's name that are used exclusively by KSI.

                  TERM: Contract Term - The contracts each have a 1 year term with annual renewal options.

                  COST ALLOCATION: KSI receives and pays the invoice for services under the maintenance agreements.

              4. SERVICE PROVIDER: KGI - outsourced to MCI WorldCom Communications, Inc.

                  SERVICE RECIPIENT: KSI

                  SERVICES: International, interstate, intrastate and local telecommunication services

                  TERM: Contract Term - 6/1/2002 - 7/30/2006

                  COST ALLOCATION: MCI WorldCom bills KSI separately for services performed for KSI. KSI directly pays MCI WorldCom invoices pertaining to KSI services.

              5. SERVICE PROVIDER: KSI - outsourced to Network Associates (Anti-Virus)

                  SERVICE RECIPIENT: KGI

                  SERVICES: Active Computer Virus Defense Services

                  TERM: Contract Term - Contract is renewed annually in September of each year.

                  COST ALLOCATION: Fees associated with KSI's use are allocated to KSI based on estimated percentage use which is currently 66%.

         B.       IN-HOUSE SERVICES:

              The following employees will be employed by KSI but will perform general enterprise and information technology related services for KGI. The allocation methodology for these services will be based on the overall percentage of time spent by each employee on KGI related services.

              Special projects that are extraordinary in nature will be billed to KGI either on a flat fee or hourly basis as appropriate in light of the nature of the project on a case by case basis.

KSI EMPLOYEE                       TITLE
------------                       -----
John Spikula                       Director, Information Technology
David Vu                           Lead Data Base Administrator
James Liu                          Data Base Administrator
Pureza Estrada                     Data Base Administrator
Chris Rosenthal                    Lead Systems Administrator
Michael Leach                      Systems Administrator
Zabi Tokhi                         Communications Specialist
Delors Junier                      Information Systems Manager
Gabby Bouldin                      Applications Administrator

VIII.    FACILITIES SERVICES:

         A.       FACILITY LEASES:

The following facilities were leased for KSI occupancy and rent is paid solely by KSI but the Leases are in KGI's name. Additionally, certain of these leases as indicated below have since been subleased with KSI paying the differential between sublease and lease payment, if any:

CONTRACT                                                          MONTHLY               MONTHLY
 NUMBER           FACILITY                         EXPIRATION    LEASE PMT.           SUBLEASE PMT.
 ------           --------                         ----------    ----------           -------------
K100-09           6190 Corte Del Cedro               9/30/05      $ 18,500          $14,300 (All)
                  Carlsbad, CA 92018

                  NOTE: Lease and Sublease are coterminous

K100-10           33225 Western Avenue               9/30/07      $ 49,546          $6,375 (Partial)
                  Union City, CA  94587

                  NOTE: Sublease automatically renews for 1 year periods unless terminated by October 31 of any given year.

K100-107          7930 SW Burns Way, Ste. B         12/31/04      $  3,895          None Applies
                  Wilsonville, OR  97070

K100-76           2805 Mission College Blvd.         4/30/12      $166,055          $51,174 (Partial)
                  Santa Clara, CA  95054

                  NOTE: Sublease term ends 2/29/08

K-100-85          7000 W. Wm. Cannon Dr.             3/31/06      $ 40,158          $30,392 (All)
                  Austin, TX 78735

                  NOTE: Sublease term ends 3/31/06

         B.       OUTSOURCED SERVICES: None

         C.       IN-HOUSE SERVICES: None

IX.      LEGAL SERVICES:

         A.       OUTSOURCED SERVICES:

              The following contracts are in the name of either KGI or KSI and the services are used and paid for by both parties:

              1. SERVICE PROVIDER: KGI - outsourced to Employment Law Learning Technologies, Inc.

                  SERVICE RECIPIENT: KSI

                  SERVICES: Employment law online training services

                  TERM: Contract Term - Contract up for annual renewal in October of each year

                  COST ALLOCATION: Service charges are allocated between KSI and KGI based on a headcount basis since costs are driven by number of employees supported.

              2. SERVICE PROVIDER: KGI - outsourced to E*Trade Business Solutions Group, Inc.

                  SERVICE RECIPIENT: KSI

                  SERVICES: Online training services pertaining to equity compensation regulations and rules

                  TERM: Contract Term - Contract automatically renews annually and can be terminated at the end of any given renewal term with 30 days prior notice

                  COST ALLOCATION: Service charges are allocated between KSI and KGI based on a headcount basis since costs are driven by number of employees supported.

         B.       IN-HOUSE SERVICES:

              The following persons will be employed by KGI but will perform services for both KGI and KSI:

              1. MARLINDA HINOJOSA - Responsible for assistant corporate secretarial duties, paralegal support and transition management services. KSI will be charged for services performed based on hourly billing at rate that reflects actual hourly cost of employee.

              2. TONI KYFFIN - Responsible for stock plan administration for KGI and KSI employees. KSI will be charged for services performed on a headcount basis since costs are driven by number of employees supported.

X.       MARKETING SERVICES:

         A.       OUTSOURCED SERVICES:  None

         B.       IN-HOUSE SERVICES:  None

XI.      PROCUREMENT SERVICES:

A.       OUTSOURCED SERVICES:

              The following contracts are in the name of either KGI or KSI and the services are used and paid for by both parties:

              1.  SERVICE PROVIDER: KGI - outsourced to Rabbit Office
                  Automation

                  SERVICE RECIPIENT:  KSI

                  SERVICES: Rabbit provides nationwide management services for the lease, repair and relocation of KSI and KGI copiers, printers and fax machines.

                  TERM: Contract Term - 3/22/02 - 3/22/05

                  COST ALLOCATION: The contract contemplates that a separate invoice will go to KGI and KSI's respective billing units for services rendered for each entity and a consolidated report will be sent to KGI. Each party pays its own bill. Currently, services rendered for KSI constitute approximately 92% of the total bill and KGI services comprise approximately 8%. A $30,000 prepayment/deposit was previously made to Rabbit by KGI to be used to pay third party lease payments owed by either KSI or KGI. The prepayment will be returned to KGI at the end of the contract or will be applied to outstanding balances. If any portion of the prepayment is used for KSI units or services at the end of the contract, KSI will repay KGI such amount.

              2.  SERVICE PROVIDER: KGI - outsourced to AT&T Wireless Services

                  SERVICES: AT&T provides commercial mobile radio services, wireless telecommunication services and cellular digital packet data services.

                  TERM: Contract Term - 11/1/00 - 6/18/05 with successive, automatic one year renewals unless either party gives written notice of intent not to renew at least 90 days prior to expiration of current term.

                  COST ALLOCATION: Each company is billed and pays for its own use. If the contract's Minimum Usage Commitment is not achieved and AT&T terminates the contract, KGI and KSI will allocate the termination charge based on historical usage percentages.

              3.  SERVICE PROVIDER: KGI - outsourced to Associates Fleet
                  Services

                  SERVICE RECIPIENT: KSI

                  SERVICES: Associates leases vehicles to and services commercial vehicles for KGI and KSI.

                  TERM: Contract Term - 11/1/00 - until no more vehicles leased

                  COST ALLOCATION: Each entity is directly billed and pays for its use.

              4. SERVICE PROVIDER: KGI - outsourced to International SOS Assistance, Inc.

                  SERVICE RECIPIENT:  KSI

                  SERVICES: Medical, Evacuation, Repatriation, Travel and Security Services when traveling abroad.

                  TERM: Contract Term - 5/12/2003 - 5/11/2004 - Automatic annual renewals

                  COST ALLOCATION: KSI and KGI each pays for services rendered on behalf of its employees. Fees relative to general services that are not attributable to specific employees are split between the companies based on estimated percentage use which is currently 70% KSI and 30% CGI.

         B.       IN-HOUSE SERVICES: None

XII.     SAFETY SERVICES:

         A.       OUTSOURCED SERVICES: None

         B.       IN-HOUSE SERVICES: None

XIII.    HUMAN RESOURCES SERVICES:

A.       OUTSOURCED SERVICES:

              The following contracts are in the name of either KGI or KSI and the services are used and paid for by both parties:

              1.  SERVICE PROVIDER: KSI - outsourced to Monster, Inc.

                  SERVICE RECIPIENT: KGI

                  SERVICES: Employee recruitment services, job postings, hiring tools, employee screening services

                  TERM: Contract Term - 12/27/03 - 12/27/04

                  COST ALLOCATION: Fees associated with KGI's use are allocated to KGI based on estimated percentage use which is currently 50%.

              2. SERVICE PROVIDER: KGI - outsourced to Substance Abuse Management, Inc. (SAMI)

                  SERVICE RECIPIENT: KSI

                  SERVICES: Employee substance abuse testing and related program management services

                  TERM: Contract Term - Contract is renewed annually and may be terminated by either party with 30 days prior notice

                  COST ALLOCATION: Fees are charged per employee test performed and allocated to either KSI or KGI based on which company is the employer of the applicable employee

              3.  SERVICE PROVIDER: KGI - outsourced to Syling Corporation

                  SERVICE RECIPIENT: KSI

                  SERVICES: Employee benefit plan enrollment database and file management, COBRA premium billing and related services

                  TERM:   Contract Term - 8/1/03 - 7/31/04

                  COST ALLOCATION: Monthly fee is charged per employee and KSI and KGI each pay portion of fee attributable to its employees. Flat fee is charged for extra services on a project by project basis and allocated between KSI and KGI based on estimated percentage use by each company which is currently 30% KGI and 70% KSI.

              4.  SERVICE PROVIDER: KGI - outsourced to R. E. Harrington, Inc.

                  SERVICE RECIPIENT: KSI

                  SERVICES: Training services on topics related to unemployment compensation regulations, personnel actions, claim control measures, unemployment tax collection and other related subjects matters

                  TERM: Contract Term - 8/1/03 - 7/31/04

                  COST ALLOCATION: Service fees are allocated between KSI and KGI based on estimated percentage use by each company which is currently 50% KGI and 50% KSI.

         B.       IN-HOUSE SERVICES:  None

XIV.     EMPLOYEE BENEFIT SERVICES:

         A.       OUTSOURCED SERVICES:

              Transition plan for various KSI/KGI shared benefits plans addressed in "EMPLOYEE MATTERS AGREEMENT"

         B.       IN-HOUSE SERVICES:

              Charmaine Abbott will be employed by KGI but will administer benefit plans for both KGI and KSI for 1 year or until KSI hires an individual to perform such services, whichever is earlier. The method for allocating costs between the 2 companies will be based on an estimation of time spent performing services for each company which is currently 70% KGI and 30% KSI.

XV.      RISK MANAGEMENT SERVICES:

         A.       OUTSOURCED SERVICES:

              Insurance policies that provide comprehensive general liability, worker's compensation and employer's liability coverage insuring against risks to business operations for both KSI and KGI will continue to be shared by the companies until 50% common ownership no longer exists (or until such earlier time as the companies mutually agree). Costs associated with the shared insurance policies are currently allocated between KSI and KGI on an employee headcount basis.

         B.       IN-HOUSE SERVICES:

              Laura Latshaw and Cathy Sorenson will be employed by KSI and will perform insurance and risk management administrative services for both KGI and KSI. The method for allocating costs between the 2 companies will be based on an estimation of time spent performing services for each company which is currently 80% KSI and 20% KGI.